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                                                                   EXHIBIT 10.43

                               CINGULAR WIRELESS
                            LONG TERM INCENTIVE PLAN

1.0  Purpose

     The purpose of the Cingular Wireless Long Term Incentive Plan is to provide Executives and Non-Executives with incentive compensation based upon the achievement of performance objectives as the Administrator may determine in its discretion, over a performance period that is two years or longer. Furthermore, in the event that the Company becomes subject to the requirements of Section 162(m) of the Code, Awards payable to Covered Employees after such time shall constitute "qualified performance-based compensation" and shall be subject to the achievement of an overall performance goal based on Consolidated EBITDA in order that payments are deductible under Section 162(m) of the Code.

2.0  Definitions

     Each term set forth in this Section 2.0 shall have the respective meaning set forth opposite such term for purposes of this Plan, and when the defined meaning is intended the term is capitalized.

     "Administrator" means the Board, the Compensation Committee, or the Company Administrator, as applicable.

     "Award" means a final award payable for a Plan Year under Section 6.0 following approval by the Administrator.

     "Beneficiary" means the person designated by an Executive to receive any Award paid following the Executive's death as determined pursuant to Section 8.2.

     "Board" means the Board of Directors of the Cingular Wireless Corporation.

     "Chief Executive Officer" means the Chief Executive Officer of the Company.

     "Chief Financial Officer" means the Chief Financial Officer of the Company.

     "Chief Operating Officer" means the Chief Operating Officer of the Company.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Compensation Committee" means a committee of the Board which satisfies the requirement of Section 162(m)(4)(C)(i) of the Code and has responsibility for oversight of the Company's compensation and benefits programs.

     "Company" means Cingular Wireless LLC, a Delaware limited liability company.
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     "Company Administrator" means the Chief Executive Officer or a person designated by the Chief Executive Officer 1) to administer the Plan for Executives other than the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and Executives who are direct reports to the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer, and 2) to administer the Plan for Non-Executives.

     "Consolidated EBITDA" means consolidated earnings before interest, taxes, depreciation and amortization for the Plan Year for which a bonus is paid, as determined through the audited consolidated statement of income of the Company, adjusted to omit the effects of extraordinary items, gain or loss on the disposal of a business segment (other than provisions for operating losses or income during the phase-out period), unusual or infrequently occurring events and transactions that have been publicly disclosed and the cumulative effects of changes in accounting principles, all as determined in accordance with generally accepted accounting principles.

     "Corporation" means Cingular Wireless Corporation, a Delaware corporation.

     "Covered Employee" means with respect to payment of any Award, a Participant whom the Compensation Committee deems may be or become a "covered employee," as defined in Section 162(m)(3) of the Code, for any Plan Year that such Award may result in remuneration to the Participant and for which Plan Year such Participant may receive remuneration over $1 million which would not be deductible under Section 162(m) of the Code but for the provisions of the Plan and any other "qualified performance-based compensation" plan (as defined under Section 162(m) of the Code of the Company; provided, however, that the Compensation Committee may determine that a Participant has ceased to be a Covered Employee prior to payment of any Award.

     "Executive" means any executive of the Company or any Subsidiary who is a member of the executive compensation group under the Company's compensation practices and who is identified by the Administrator as eligible to participate in the Plan.

     "Non-Executive" means any employee that is not a member of the executive compensation group under the Company's compensation practices.

     "Participant" means any Executive or Non-Executive who is eligible to participate in this Plan as determined by the Administrator.

     "Performance Units" shall mean cash units awarded to Participants pursuant to this Plan.

     "Plan" means this Cingular Wireless Long Term Incentive Plan, as effective for 2002 and as thereafter amended from time to time.

     "Plan Year" means the calendar year.
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     "Subsidiary" means any corporation, joint venture or partnership in which the Cingular Wireless owns directly or indirectly (i) with respect to a corporation, stock possessing at least ten percent (10%) of the total combined voting power of all classes of stock in the corporation, or (ii) in the case of a joint venture or partnership, a ten percent (10%) or more interest in the capital or profits of such joint venture or partnership.


3.0  Effective Date

     The Plan shall be effective beginning for Awards granted for the 2002 Plan Year and shall remain in effect until terminated by the Board.


4.0  Administration

     This Plan shall be administered by the Board or Compensation Committee, as applicable, for the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and any Executive who is a direct report to the Chief Executive Officer, the Chief Operating Officer, and the Chief Financial Officer. The Plan shall be administered by the Company Administrator for all other Executives and Non-Executives. The Administrator shall (a) determine who is an eligible Participant under the Plan, (b) determine the number of Performance Units granted under the Plan to each Participant, (c) determine the performance objectives, targets, and matrices for determining Awards, (d) determine the terms and conditions of all grants under the Plan, (e) approve all Awards, (f) interpret the Plan, and (g) make all other decisions relating to the operation of the Plan. The Administrator's actions and determinations under the Plan shall be completely at its sole, absolute and final discretion, and all such actions and determinations shall be final and binding on all persons. No Administrator shall be personally liable for any action, determination, or interpretation with respect to the Plan or Awards. All Administrators shall be protected and indemnified by the Company, to the fullest extent permitted by applicable law, in respect of any such action, determination or interpretation. The Administrator may adopt such regulations and guidelines as it deems are necessary or appropriate for the administration of the Plan.


5.0  Eligibility

     Executives and Non-Executives shall be eligible for Awards under this Plan. Executives are not rendered ineligible by reason of being a member of the Board. The Administrator may establish such additional rules for eligibility as it determines are appropriate. The actual payment of an Award to any eligible Participant shall be at the discretion of the Administrator as provided in
Section 6.0 and related sections of the Plan.


6.0  Awards

6.1 Administrator Discretion. The amount of any Award to be paid to an eligible Participant shall be determined by the Administrator in its discretion as set forth in Section 4.0, subject only to the limits of Section 6.2. The Administrator in making its determination shall take into consideration the recommendations of the Chief Executive Officer, except in the case of an Award to the Chief

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Executive Officer; the Executive's contribution to the achievement of Company objectives; or such additional or factors as the Administrator may deem relevant. The Administrator from time to time may establish objectives, weightings and other guidelines for its use in exercising its discretion under this Section 6.1. Awards shall be based on and payable for a Plan Year.

6.2 Performance-Based Limit with regard to Code Section 162(m). In the event the Company becomes subject to the provisions of Section 162(m) of the Code, Awards payable after such time to Covered Employees shall only be payable under this Plan for a Plan Year if the Company has positive Consolidated EBITDA for the Plan Year. Furthermore, the maximum award that may be payable under this Plan for a Plan Year (i) to a Covered Employee who is the Chief Executive Officer for any part of the Plan Year, and (ii) to each other Covered Employee will be (i) 0.5% and (ii) 0.3%, respectively, of Consolidated EBITDA for the Plan Year. This resulting amount for any Plan Year shall be the limit established for purposes of Section 162(m) of the Code, and the actual amount paid to any Executive shall only be that amount, if any, determined by the Administrator under Section 6.1 and related sections of the Plan.

6.3 Compensation Committee Certification with regard to Code Section 162(m). In the event that Awards payable to any Covered Employee become subject to the limitations of Section 6.2 above, the Compensation Committee shall determine the maximum amounts that may be paid under Section 6.2 for the Plan Year to any Covered Employee and shall certify that any Awards determined under Section 6.1 are within such limits.

6.4 Payments. All Awards for a Plan Year determined by the Administrator under this Section 6.0 shall be paid by the Company and its Subsidiaries in cash as soon as is practicable following Administrator certification as provided in
Section 6.3. Except as otherwise determined by the Administrator, a Participant must be actively employed by the Company on the last day of the Plan Year and on the date of payment of any Award as a condition precedent to the receipt of any Award. Participants not meeting this requirement will be considered to have not met the requirements for receipt of the Award and shall not be paid such Award. Notwithstanding this condition and requirement, Participants who do not meet this condition due to death, retirement (at or after age 55 with at least 10 years of service or based on other criteria as determined by the Administrator) or disability, shall be entitled to the receipt of a pro-rated payment for the Plan Year. No other partial or pro-rated payments are permitted under the Plan. Payments may be subject to deferral under the any deferral plan established for this purpose, provided that in the event Section 162(m) is applicable, any additional amounts credited to any Covered Employee under any such deferral plan or program during the period of deferral shall be determined based either on a reasonable rate of interest or on a specific investment or deemed investment, including Company stock, as may be determined by the Compensation Committee within the limits of the regulations under Section 162(m) of the Code.

7.0 Special Awards and Other Plans. Nothing in this Plan shall prevent the Company and its subsidiaries from maintaining other incentive compensation plans providing for the payment of special Awards of incentive compensation to employees or from paying special performance or recognition Awards to employees, including in each case Executives, provided that in the event Section 162(m) of the Code becomes applicable, no such Awards to any Executive shall be

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contingent upon the Company's failure to meets its Consolidated EBDITA goal in
Section 6.2 or otherwise compensate an Executive for the restriction of any Award arising from the application of the Consolidated EBDITA limit described in Section 6.2.

8.0  Miscellaneous Administrative Provisions.

8.1 Amendment and Termination. The Administrator shall have the unilateral right to amend, modify, suspend or terminate the Plan at any time for any reason; provided, that in the event Section 162(m) is applicable, approval by shareholders shall be required as provided in the regulations under Section 162(m) of the Code for any amendment that would have the effect of changing the class of employees eligible for consideration for Awards under Section 5.0, materially changing the definition of Consolidated EBDITA, changing the formula in Section 6.2 for determining the maximum amount of Awards paid to any Executive or changing the provisions of Section 6.4 regarding the credit of additional amounts on deferred Awards.

8.2 Beneficiary. The payment of an Award for any Participant under this Plan shall be made only to the Participant, a personal representative of the Participant for the benefit of the Participant, or to the Participant's Beneficiary following death, all as determined by the Administrator. No attempted assignment or alienation of an Award will be recognized by the Administrator. A Participant may name, from time to time, any beneficiary or beneficiaries (which may be named contingently or successively) as his or her Beneficiary for purposes of the Plan. Each designation shall be on a form prescribed by the Administrator, will be effective only when delivered to the Company, and when effective will revoke all prior designations by the Participant. If an Participant dies with no such beneficiary designation in effect, or if the Administrator determines that there is any question about the legal right of the designated beneficiary, such Participant's Beneficiary shall be his or her estate.

8.3 No Right to Awards. No person shall have any claim to be paid an Award under the Plan and there is no obligation for uniformity of treatment of eligible Participants under the Plan. The selection of a Participant to receive Awards and the amount and payment of Awards rests completely in the absolute and final discretion of the Administrator. The Administrator's discretion is limited only by the maximum amount of an award that it may pay as provided in
Section 6.2, if applicable. Neither the existence of this maximum, nor any prior practice by the Administrator as to the payment or amount of awards, creates an obligation by the Committee to pay any award for any Plan Year or to pay an award equal to the maximum or any other amount. Furthermore, neither the Plan nor any action taken hereunder shall give any Participant the right to be retained in the employ of the Company or a Subsidiary.

8.4 No Funding. This Plan shall be unfunded and no assets of the Company or a Subsidiary shall be segregated for the purpose of paying any Awards.

8.5 Taxes or Deductions. The Company or any Subsidiary shall withhold from any payment under the Plan such taxes as it deems are sufficient to cover any withholding taxes that may become required with respect to such payment. The Company or any Subsidiary shall have the right to require the payment to it of any such taxes and require that any person furnish
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information deemed necessary by such company to meet any tax reporting obligation before making any payment under the Plan. The Company shall also withhold any other authorized or required amounts or deductions.

8.6 Company Benefit Plans. The terms of the Company's benefit plans shall determine whether Awards are included as compensation or earnings under the particular benefit plan.

8.7 Governing Law. The Plan shall be governed by the laws of the State of Georgia.